UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                  FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number 333-1245

Ford Credit Auto Receivables Two L.P.
_____________________________________________________
(Exact name of registrant as specified in its charter)

The American Road, Dearborn, Michigan 48121 (313)322-3000
_____________________________________________________________
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Class A-1 5.74% Asset Backed Notes
Class A-2 5.95% Asset Backed Notes
Class A-3 6.05% Asset Backed Notes
Class A-4 6.15% Asset Backed Notes
Class B   6.40% Asset Backed Notes
          6.65% Asset Backed Certificates
_______________________________________________________
(Title of each class of securities covered by this Form)

(Titles of all other classes of securites for which a duty to file reports under section 13(a) or 15(d) remains): NONE

We are relying on Rule 15d-6 to terminate or suspend the duty to file reports.

Approximate number of holders of record as of the certification or notice date: Class A-1, 8; Class A-2, 13; Class A-3, 44;
Class A-4, 1; Class B, 20; and 6.65% Certificates, 20.

Pursuant to the requirements of the Securities Exchange Act of 1934 Ford Credit Auto Receivables Two L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

January 29, 1998    FORD CREDIT AUTO RECEIVABLES TWO L.P.
                                       (Registrant)

                   By:  Ford Credit Auto Receivables Two, Inc.

                                (General Partner)

                   By:  /s/ R. P. Conrad
                         Assistant Secretary